As filed with the Commission on January 24, 2001              File No. 333-37648

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                          PRE-EFFECTIVE AMENDMENT NO. 4
                                       to
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            FORESTINDUSTRY.COM, INC.
                 (Name of small business issuer in its charter)


            Delaware                    7372                     98-0207081
            --------                    ----                     ----------
(State or other jurisdiction of   (Primary Standard           (I.R.S. Employer
 incorporation or organization)     Industrial               Identification No.)
                                    Classification Code)

           2480 Kenworth Road, Suite 11, Nanaimo, British Columbia V9T
            3Y3 (Address and telephone number of principal executive
                                    offices)

           2480 Kenworth Road, Suite 11, Nanaimo, British Columbia V9T
        3Y3 (Address of principal place of business or intended principal place of business)

                         Joe Perraton, President and CEO
                            forestindustry.com, Inc.
                               2480 Kenworth Road
                                    Suite 11
                        Nanaimo, British Columbia V9T 3Y3
                                 (250) 758-0665
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Daniel B. Eng, Esq.
                              Bartel Eng & Schroder
                          300 Capitol Mall, Suite 1100
                          Sacramento, California 95814
                             Telephone: 916-442-0400

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


=================================================================================================
                                                      Proposed       Proposed
                                                      maximum         maximum      Amount of
       Title of each class of        Amount to be     offering       aggregate    registration
    securities to be registered       registered     price per    offering price      fee
                                                       share
-------------------------------------------------------------------------------------------------
Common stock to be offered by
selling stockholders                       703,866    $1.75(1)         $1,231,765         $325
Common stock for resale by holders
of series A preferred stock
assuming the conversion of such
preferred stock                          1,000,000    $1.75(2)         $1,750,000         $462
                                         ---------    --------         ----------         ----

Total                                    1,703,866                     $2,981,765         $787(3)
=================================================================================================
-------------------------------

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price per share of our common stock on May 17, 2000, as quoted on the OTC Bulletin Board.
(2) Assumes that the holder of the series A preferred stock has converted such stock. Maximum offering price per share is based upon the average quotation of the high and low price per share of our common stock on May 17, 2000, as reported on the OTC Bulletin Board.
(3)  This filing fee was previously paid.

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

     The Delaware General Corporation Law and our Certificate of Incorporation and Bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

           SEC Filing Fee                                    $     787
           NASD Filing Fee                                         500
           Blue Sky Fees and Expenses                            2,000
           Printing and Engraving Expenses                         200
           Legal Fees and Expenses                              25,000
           Accounting Fees and Expenses                         25,000
           Miscellaneous Expenses                                1,817
                                                              --------
           TOTAL                                               $55,304
                                                              ========

           All expenses other than the SEC and NASD filing fees are estimated.

Item 26. Recent Sales of Unregistered Securities.

     The following information sets forth all securities, which have been sold by us and which securities were not registered under the Securities Act of 1933, as amended. Unless otherwise indicated, the consideration paid for the shares was cash. All historical share data in this prospectus has been adjusted to reflect the various recapitalizations of our common stock.

     On December 11, 1997, Autoeye, Inc., a Colorado corporation, issued 4,761,960 shares of its common stock to Bona Vista West Ltd., an accredited investor, which was controlled by Andrew Meade, in conjunction with organization of the Colorado corporation. The shares were issued for gross proceeds of $5,000. The transaction was private in nature and the issuer had reasonable grounds to believe that the Purchaser was capable of evaluating the merits and risks of its investment and leaving the economic risks of its investment. The Purchaser was fully informed and advised about our corporate matters. The transaction was made in reliance upon exemptions provided in Regulation D of the Securities Act of 1933, as amended. Accordingly, this issuance was deemed to be exempt from registration by Section 4(2) of the Securities Act.

     On December 19, 1997, we, Autoeye, Inc., a Delaware Corporation, issued 80 shares of our common stock to Bona Vista West Ltd, an accredited investor, in conjunction with our formation. The shares were issued for an investment of $10.

     On January 9, 1998, we issued an additional 165,000 shares of our common stock in exchange for 175,456 shares of series "H" common stock of STB Corp. This exchange was for the purpose of expanding our shareholder base. The shares were exchanged with 291 STB shareholders. This share exchange was valued at $175. On January 15, 1998, we issued 4,761,880 in conjunction with a merger to reincorporate Autoeye-Colorado into us. The issued shares were exchanged for all of the outstanding shares of Autoeye-Colorado. After the merger, Autoeye-Colorado disappeared and we became the surviving entity. With regard to both transactions described above, we had reasonable grounds to believe that each purchaser was capable of evaluating the merits and risks of his investment and bearing the economic risks of his investment. We had not raised over the prior twelve months, more than one million dollars inclusive of the proceeds from the exchange transactions. We relied on Rule 504 of Regulation D as an exemption from registration. At the time of the transaction, our business plan called for the acquisition of a company who was developing and designing a multi-vehicle surveillance system. No commissions were paid in conjunction with any of the above transactions.

     On January 31, 2000, we issued 10,000,000 shares of our common stock in exchange for all of the outstanding stock of The Forest Industry Online, Inc. from 3 shareholders of The Forest Industry Online, Inc. In conjunction with this acquisition, 37,500 shares of common stock were issued to one consultant for services rendered relating to the acquisition, valued at $9,375. The shares were issued to investors residing outside of the United States. The issuance of our shares of common stock were deemed exempt pursuant to Regulation S. No commissions were paid.

     On January 31, 2000, we sold 750 shares of its series A convertible preferred stock to three institutional investors, which were accredited investors, for aggregate proceeds of $750,000. All sales of our series A preferred stocks were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission. All shares of the preferred stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired our series A preferred stock were fully informed and advised about matters concerning us, including our business, financial affairs and other matters. The purchasers of our series A preferred stock acquired the securities for their own accounts. The certificates evidencing the series A preferred stock bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All series A preferred shares are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the SEC.

     On February 29, 2000 we issued 150,000 shares of our common stock to one consultant in payment for services rendered. The services were valued at $37,500. On February 24, 2000 we issued 200,000 shares of our common stock to one consultant in payment for services rendered, valued at $50,000. These transactions were private in nature and involved investors who were not residents of the United States. Accordingly, the issuances were deemed to be exempt from registration by Regulation S and the stock is deemed to be restricted securities.

     On May 26, 2000, we issued options to purchase 40,000 shares of common stock to one consultant in partial payment for services rendered. The issuance was deemed to be a private placement exempt from registration by section (4)2 of the Securities Act. The consulting agreement was subsequently terminated.

     On June 7, 2000 we issued 200,000 shares of our common stock to one consultant in payment for services rendered. The services were valued at $212,500. This transaction was private in nature and involved one investor who was deemed sophisticated and had access to all relevant information about us.

Accordingly, the issuance was deemed to be exempt from registration by Section 4(2) of the Securities Act.

     On August 1, 2000, we sold 200 shares of our series B convertible preferred stock to two accredited institutional investors for aggregate proceeds of $200,000. All sales of our series B preferred stocks were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission and Regulation S. All shares of the preferred stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired our series B preferred stock were fully informed and advised about matters concerning us, including our business, financial affairs and other matters. The purchasers of our series B preferred stock acquired the securities for their own accounts. The certificates evidencing the series B preferred stock bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All series B preferred shares are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the SEC.

     On August 16, 2000 we signed a non-binding letter of intent to acquire all of the issued and outstanding shares of C.C. Crow Publications, Inc. in exchange for 400,000 shares of our common stock. The transaction is subject to several conditions prior to closing. We have issued 400,000 shares of our common stock to the owner of Crow Publications, which has been placed in escrow pending the consummation of this transaction. When and if issued, the shares will be issued to one person in a private placement deemed to be exempt from registration by
Section 4(2) of the Securities Act. This issuance involved one investor who was deemed sophisticated and had access to all relevant information concerning us, including our business, financial affairs and other matters. He has acquired the common stock for his own account. 125,000 shares to be issued are a non-refundable deposit and the remaining 275,000 shares to be issued upon consummation of the acquisition will be deemed to be restricted securities. On October 6, 2000, the pending acquisition was cancelled by both parties and the owner of Crow Publications volunteered to return the 400,000 shares of common stock to us. The 400,000 shares of common stock will be returned to treasury.

     On February 29, 2000,  the Company  granted  options to purchase a total of
33,000 shares of common stock at an exercise price of $4.00 per share to employees of the Company. Of the options to acquire 33,000 shares, options to purchase 16,000 shares were cancelled due to employees leaving the Company. On June 12, 2000, the Company granted options to purchase a total of 54,000 shares of common stock at an exercise price of $2,00 per share to employees of the Company. Of the options to acquire 54,000 shares, options to purchase 40,000 shares were cancelled due to employees leaving the Company. On May 26, 2000, the Company granted options to purchase a total of 40,000 shares at an exercise price equal to $2.00 per share to two non-employees of the Company. On December 18, 2000, the Company granted options to purchase a total of 40,000 of the Company's common stock at an exercise price of $0.60 per share to nine employees of the Company. These employees are domiciled outside the United States.

     All of the option issuances were to individuals domiciled outside the United States. The issuances of the options were exempt pursuant to Regulation
S. No commissions were paid.

Item 27. Exhibits

         Exhibits                                                Page Number
        ---------                                                -----------

1         Underwriting Agreement                                      N/A

3.1       Certificate of Incorporation                                (1)

3.2       Amended Certificate of Incorporation                        (1)

3.3       Bylaws                                                      (1)

4.1       Certificate of Designation of series A
          preferred stock                                             (1)

4.2       Stock Option Plan                                           (1)

4.3       Certificate of Designation of series B
          preferred stock                                             (6)

5         Opinion of Counsel                                    Filed Herewith

10.1      Share Exchange Agreement with
          The Forest Industry Online, Inc.                            (1)

10.2      Stock Retirement Agreement with Bona Vista West             (5)

10.3      Consulting agreement with Todd Hilditch                     (4)

10.4      Consulting agreement with Summit Media Partners             (4)

10.5      Letter of Intent to acquire C.C. Crows Publications Inc.    (3)

10.6      Lease Agreements with The Globe Foundation
          and Seebros Holdings Ltd.                                   (5)

10.7      Employment Agreement for Joe Perraton.                      (4)

10.8      Consulting Agreement with Century Capital
          Management Ltd.                                             (6)

10.9      Consulting Agreement with Greg Millbank                     (6)

10.10     Memorandum of Understanding with Praxis Technical
          Group, Inc.                                                 (6)

16.1      Letter Regarding Change in Certifying Accountant            (2)

23.1      Consent of Bartel Eng Linn & Schroeder                See Exhibit 5

23.2      Consent of Ernst & Young LLP                                (6)

23.3      Consent of Watson, Dauphinee & Masuch                       (7)

24.       Power of Attorney                                           (1)

-----------------

(1) Previously filed with forestindustrty's initial registration statement on Form SB-2 filed with the SEC on May 19, 2000.
(2) Previously filed with forestindustry's Form 8-K filed with the SEC on March 8, 2000.
(3) Previously filed with forestindustry's Form 8-K dated August 16, 2000 (filed August 30, 2000)

(4) Previously filed with forestindustry's Form 10-KSB filed with the SEC on September 13, 2000.
(5) Previously filed with forestindustry's registration statement on Form SB-2 pre-effective amendment No. 1 filed with the SEC on September 22, 2000.
(6) Previously filed with forestindustry's registration statement on Form SB-2 pre-effective amendment No. 2 filed with the SEC on November 22, 2000.
(7) Previously filed with forestindustry's registration statement on Form SB-2 pre-effective amendment No. 3 filed with the SEC on January 16, 2001.

Item 28. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

          (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement on Form SB-2 to be signed on our behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on the 23rd day of January, 2001.

                                      FORESTINDUSTRY.COM, INC.



                                      By  /S/ Joe Perraton
                                          --------------------------------------
                                          Joe Perraton, President and
                                          Chief Financial and Accounting Officer





     Pursuant  to  the   requirements  of  the  Securities  Act  of  l933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                            Title                     Date

/s/ Joe Perraton                  President, Chief Financial    January 23, 2001
------------------------          Officer and Director
Joe Perraton, President and
Chief Financial and
Accounting Officer


/s/Greg Millbank                  Director                      January 23, 2001
------------------------
Greg Millbank